Exhibit 99.3

Member Digital Ltd

Financial Statements

For the six months ended June 30, 2014 and 2013

MEMBER DIGITAL LTD

MEMBER DIGITAL LTD

Balance Sheets

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash	$8,305	$50,376
Accounts receivable	4,465	19,130
Other current assets	88,025	2,449
Total current assets	100,795	71,955

TOTAL ASSETS	$100,795	$71,955

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,316	$15,866
Accrued expenses	46	5,640
Total current liabilities	18,362	21,506
TOTAL LIABILITIES	18,362	21,506

Commitments and contingencies	-	-

STOCKHOLDERS' EQUITY
Investmest by EFactor Group Corp.	-	-
Common stock (Share capital, authorized 1,000 shares at 1.00 British Pounds, issued and outstanding 375 and 316 shares on June 30, 2014 and December 31, 2013, respectively)	642	523
Accumulated other comprehensive loss	282	-
Additional paid-in capital	14,510	-
Retained earnings	66,999	49,926
Total stockholders' equity	82,433	50,449

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$100,795	$71,995

The accompanying notes are an integral part of these unaudited financial statements.

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MEMBER DIGITAL, LTD

Statements of Operations

(Unaudited)

	Six Months Ended	Six Months Ended
	June 30, 2014	June 30, 2013

Net revenues	$114,416	$-

Operating expenses
Cost of revenue	144	-
Sales and marketing	2,279	-
General and administrative	98,488	1,435
Total operating expenses	100,911	1,435

Income (loss) from operations	13,505	(1,435)

Other income (expense):
Interest expense	1	-
Total other income (expense), net	1	-

Net income (loss)	$13,506	$(1,435)

Other comprehensive gain:
Foreign currency translation adjustment	1,585	-

Comprehensive gain (loss)	$15,091	$(1,435)

The accompanying notes are an integral part of these unaudited financial statements.

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MEMBER DIGITAL LTD

Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30, 2014	For the Six Months Ended June 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$13,506	$(1,435)
Adjustments to reconcile net income loss to net cash
used in operating activities:
Changes in operating assets and liabilities:
Accounts receivable	14,665	-
Other current assets	(4,018)	-
Accounts payable	(3,144)	1,435
Accrued expenses	(81,558)	-
NET CASH USED IN OPERATING ACTIVITIES:	(60,549)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares	14,608	-
Net cash provided by financing activities	14,608	-

Effect of foreign currency exchange rate on cash	3,870	-
Net decrease in cash	(42,071)	-

Cash at beginning of period	50,376	-
Cash at the end of the period	$8,305	$-

The accompanying notes are an integral part of these unaudited financial statements.

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MEMBER DIGITAL LTD

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.	Description of Business and Basis of Presentation

Member Digital, Ltd is a UK registered private limited company incorporated on 18 October 2012. The company is involved in the provision of training services to the public and private sectors. The company operates from its office in Bath, England and its customers are predominately located in the UK area.

The accompanying unaudited condensed interim financial statements of Member Digital (the “Company”) have been prepared by the Company’s management in conformity with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed on July 7, 2015 in Form 8-K/A, exhibit 99.2. The condensed consolidated financial statements are prepared in accordance with the requirements for unaudited interim periods, and consequently, do not include all disclosures required to be made in conformity with accounting principles generally accepted in the United States of America.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the fiscal year ended December 31, 2013 have been omitted.

2.	Summary of Significant Accounting Policies

Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase.

Income Taxes

The Company is subject to UK Corporation Tax and a provision is made for any liability due in the accounts.

Deferred income taxes are reported for timing differences between items of incomeor expense reported in the financial statements and those reported for income taxpurposes in accordance with FASB Topic 740, "Accounting for Income Taxes",which requires the use of the asset/liability method of accounting for income taxes.Deferred income taxes and tax benefits are recognized for the future taxconsequences attributable to differences between the financial statement carryingamounts of existing assets and liabilities and their respective tax bases, and for taxloss and credit carry-forwards. Deferred tax assets and liabilities are measured usingenacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Companyprovides for deferred taxes for the estimated future tax effects attributable totemporary differences and carry-forwards when realization is more likely than not.

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A valuation allowance has been recorded to fully offset the deferred tax asset even though the Company believes it is more likely than not that the assets will be utilized.

The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Revenue Recognition

The Company generates its revenue from providing subscription and membership website solutions and providing database and CRM database. Revenue is recognized over the period that the services are provided.

Recent Accounting Pronouncements

The Company has assessed all newly issued accounting pronouncements released during the yearended June 30, 2014 and 2013, and have found none of them to have a material impact on the Company’s financial statements.

3.	Income Taxes

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

2013
Statutory U.K. corporation tax rate	20.00%
Permanent differences	54.09%
Timing differences	0.00%
Valuation allowance	0.00%
Provision for income tax expense (benefit)	74.09%

4.	Subsequent Events

On July 1, 2014, the Company also entered into an Exchange Agreement by and among the Company, the Company’s shareholders (the “MD Sellers”), and EFactor Group Corp. (“EFactor”). On the same date, the parties consummated the transaction, pursuant to which the MD Sellers sold, and the EFactor purchased, all of Member Digital’s outstanding capital stock, in exchange for 1,250,000 unregistered shares of the EFactor’s common stock.

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